Exhibit 99.(h)(1)(iv)

Shareholder Services Agreement between Columbus Life Insurance Company and Touchstone Advisors, Inc.

This Shareholder Services Agreement is effective as of May 1, 2008 between Columbus Life Insurance Company (“Service Provider”) and Touchstone Advisors, Inc. (“Service Recipient”).

WHEREAS, the Service Recipient is the investment advisor to the Touchstone Variable Series Trust (the “Trust”); and

WHEREAS, the Service Provider has entered into a Participation Agreement with the Trust to offer shares of the Trust through the Service Provider’s Variable Annuity Contracts (“Contracts”); and

WHEREAS, the Service Recipient has responsibility for certain administrative services to owners of the Contracts (“Contract Owners”) who have a beneficial interest in the Trust, including those administrative services set forth in this Agreement; and

WHEREAS, the Service Recipient wishes to retain the Service Provider to render certain services to Contract Owners for which Service Recipient may be responsible, as specifically set forth in this Agreement, and the Service Provider is willing to render such services; and

NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions hereinafter set forth, it is agreed as follows:

ARTICLE I - Description of Services

Service Provider agrees to provide some or all of the following services for the benefit of Service Recipient:

1.               assisting as necessary to maintain book entry records on behalf of the Trust regarding issuance and redemption by the Contract Owners of Trust shares;

2.               maintaining general ledgers regarding the Contract Owners’ holding of Trust shares;

3.               coordinating with the Trust’s agents with respect to daily valuation of the Trusts shares and the Contract Owners’ units;

4.               assisting with enforcement of procedures adopted on behalf of the Trust to reduce, discourage or eliminate market timing transactions;

5.               printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Trust to existing and/or prospective Contract Owners;

6.               receiving and answering correspondence from Contract Owners;

7.               assisting Contract Owners in completing forms;

ARTICLE II - Performance Standards

Service Provider agrees that in performing or providing functions or services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices and procedures established by Service Provider for its own business.  Service Provider shall perform services according to servicing standards of the Service Recipient or such other standards as may be mutually agreed upon by the Service Recipient and Service Provider.  Service Provider shall comply in all material respects with all laws, regulations, rules and orders applicable to (i) the Service Recipient with respect to the services provided hereunder or (ii) to Service Provider.  Service Provider agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement.

ARTICLE III - Capacity of Personnel and Status of Facilities

Whenever Service Provider utilizes its personnel to perform services for Service Recipient pursuant to this Agreement, such personnel shall at all times remain subject solely to its direction and control.  The Service Recipient shall have no liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.  No facility of Service Provider used in performing services for or subject to use by Service Recipient shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

ARTICLE IV - Exercise of Judgment in Rendering Services

In providing services hereunder which require the exercise of judgment by Service Provider, Service Provider shall perform any such service in accordance with standards and guidelines Service Recipient develops and communicates to Service Provider.  In performing any services hereunder, Service Provider shall, at all times, act in a manner reasonably calculated to be in, or not opposed to the best interests, of Service Recipient.

ARTICLE V - Control

The performance of services by Service Provider for Service Recipient pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Service Provider or Service Recipient by their respective Boards of Directors.  Service Provider shall act hereunder so as to assure the separate operating identity of Service Recipient.  The business and operations of the Service Recipient shall at all times be subject to the direction and control of the Board of Directors of the Service Recipient.

ARTICLE VI - Charges for Services

The Service Recipient and the Service Provider wish to assure that all charges for services to be rendered by the Service Provider as provided in this Agreement are reasonable and in accordance with all applicable legal requirements.  The Service Recipient, or its authorized affiliates, shall pay the Service Provider an annualized fee for its services at the rates set forth in Exhibit A.  Such fee is payable on a quarterly basis.  All such quarterly fees will be payable within thirty (30) days after the last day of each calendar quarter.

ARTICLE VII - Maintenance of Books

The Service Provider and the Service Recipient each shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as the Service Recipient may reasonably request for purposes of its internal bookkeeping and accounting operations.  Service Provider shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Service Recipient and persons authorized by it or any governmental agency having jurisdiction over the Service Recipient during all reasonable business hours.

ARTICLE VIII - Ownership and Custody of Records

All records, books, and files established and maintained by Service Provider by reason of its performance of services under this Agreement, which absent this Agreement would have been held by the Service Recipient, shall be deemed the property of the Service Recipient and shall be maintained in accordance with applicable law and regulation.  Such records should be available, during normal business hours, for inspection by the Service Recipient, anyone authorized by the Service Recipient, and any governmental agency that has regulatory authority over the Service Recipient’s business activities.  Copies of such records, books and files shall be delivered to the Service Recipient promptly on demand.  All such records, books and files shall be promptly transferred to the Service Recipient by Service Provider upon termination of this Agreement.

ARTICLE IX - Audits

The Service Recipient and persons authorized by it or any governmental agency having jurisdiction over the Service Recipient shall have the right, at the Service Recipient’s expense, to conduct an audit of the relevant books, records and accounts of Service Provider relating to this Agreement upon giving reasonable notice of its intent to conduct such an audit.  In the event of such audit, Service Provider shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

ARTICLE X - Standard of Care

Service Provider will maintain back up records, which will be available to the Service Recipient in the event of a disaster.  A disaster recovery site is available and The Western and Southern Life Insurance Company, the ultimate parent of the Service Provider and the Service Recipient, is responsible for maintaining said site.

ARTICLE XI - Right to Contract with Third Parties

Nothing herein shall be deemed to grant Service Provider an exclusive right to provide services to Service Recipient, and Service Recipient retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by Service Recipient pursuant to this Agreement.

Service Provider, with Service Recipient’s consent, which shall not be unreasonably withheld, shall have the right to subcontract with any third party, affiliated or unaffiliated, for the performance of services requested by Service Recipient provided that Service Provider shall remain responsible for the performance of services by any such subcontractors in accordance with the terms of this Agreement; and provided further that the charges for any such services subcontracted to an affiliate shall be determined on the bases described in ARTICLE VI.

ARTICLE XII - Safeguarding Customer Information

Service Provider shall implement and maintain appropriate measures with respect to safeguarding Service Recipient’s customer information and customer information systems.  Service Provider shall adjust its information security program at the reasonable request of Service Recipient for any relevant changes dictated by Service Recipient’s assessment of risk around its customer information and customer information systems.  Confirming evidence that Service Provider has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by Service Recipient, anyone authorized by Service

Recipient, and any governmental agency that has regulatory authority over Service Recipient’s business activities.

ARTICLE XIII - Termination

This Agreement shall remain in effect until terminated by either Service Recipient or Service Provider upon giving ninety (90) days or more advance written notice.  Upon termination, Service Provider shall promptly deliver to Service Recipient all books and records that are, or are deemed by this Agreement, the property of Service Recipient.

ARTICLE XIV - Arbitration

In the event of any irreconcilable dispute between the parties in connection with this Agreement, the dispute shall be submitted to arbitration.  Either party may submit the dispute to arbitration by notifying the other of its submission and naming its arbitrator.  The other party shall name its arbitrator within thirty (30) days after receiving such notice.  The arbitrators shall choose an umpire through the nomination of three persons by each arbitrator, the declination by each arbitrator of two of the nominees named by the other arbitrator and the drawing of lots to choose between the two arbitrators within thirty (30) days after the arbitrators and umpire, if any, are chosen.  The arbitrators and umpire shall be disinterested insurance company executives.  The arbitrators are relieved from judicial formalities and may refrain from following strict rules of evidence.  The decisions of the arbitrators and umpire, or the majority of them, shall be final and binding upon the parties.  Each party shall bear the expense of its own arbitrator and one-half the other expenses of the arbitration proceedings.  Any arbitration shall take place in the State of Ohio at a mutually agreeable location.

ARTICLE XV – Indemnification

(a)                        Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party (the “Indemnified Party”) and all employees, representatives, directors, officers, shareholders and persons affiliated with the Indemnified Party against all claims, damages, losses, liabilities, costs and expenses reasonably incurred by the Indemnified Party in connection with any act or failure to act by the Indemnifying Party to the extent that the act or omission involved willful misfeasance, bad faith or gross negligence of the Indemnifying Party.

(b)                       The federal securities laws impose liabilities under certain circumstances on persons who act in good faith.  Nothing herein shall in any way constitute a waiver or limitation of any rights which may exist under any federal (or state) securities laws.

ARTICLE XVI -Assignment

This Agreement cannot be assigned without the written permission of both the Service Recipient and the Service Provider.

ARTICLE XVII - Entire Agreement

This Agreement constitutes the entire agreement between the parties; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  Any and all existing agreements governing administrative and distribution services between the parties are hereby terminated by mutual agreement of the parties.

ARTICLE XVIII - Contact Person

Service Recipient and Service Provider each shall appoint one or more individuals who shall serve as contact persons for the purpose of carrying out this Agreement.  Such contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement.  Effective upon execution of this Agreement, the initial contact persons shall be those set forth in Exhibit B.  Each party shall notify the other, in writing, as to the name, address, and telephone number of any replacement for any such designated contact person.

ARTICLE XIX - Notice

All notices, statements or requests provided for hereunder shall be in writing and shall be deemed to have been given when delivered by hand to an officer of the other party or when sent by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by fax or e-mail.

ARTICLE XX - Counterparts

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE XXI - Governing Law

This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Ohio.

Columbus Life Insurance Company

By:	/s/ J.J. Miller
J.J. Miller
President and Chief Executive Officer

Touchstone Advisors, Inc.

By:	/s/ James H. Grifo
James H. Grifo
President

By:	/s/ William A. Dent
William A. Dent
Senior Vice President

EXHIBIT A

Shareholder Services Fee

Pursuant to Article VI of this Shareholder Services Agreement, Service Recipient, or its authorized affiliates, shall pay the Service Provider an annualized fee (paid quarterly) for its services as follows:

For all Contracts issued on or after May 1, 2008:

1.               Twenty five basis points (0.25%) of average daily net assets under management invested by the Contract Owners in the Trust portfolios via Service Provider’s Contracts; plus

2.               Eight basis points (0.08%) of average monthly net assets under management invested by the Contract Owners in the TVST Money Market Fund via Service Provider’s Contracts; plus

3.               With respect to each Trust portfolio except TVST Money Market Fund, an additional percentage of average monthly net assets under management invested by the Contract Owners in that Trust portfolio via Service Provider’s Contracts as follows:

Total Trust Portfolio Net Assets Under Management*	Percent of Contract Owners’ Net Assets Under Management
Less than $25 million	x.xx	%
$25 million to $50 million	x.xx	%
$50 million to $100 million	x.xx	%
Over $100 million	x.xx	%

* The percent of the Contract Owners’ net assets under management to be paid is determined by the net assets under management of the entire Trust portfolio.  This includes Contract Owners with Contracts issued before and after May 1, 2008, and investors attributable to other separate accounts.

EXHIBIT B

CONTACT PERSONS

For Columbus Life Insurance Company:

Donald J. Wuebbling

Senior Vice President and General Counsel

400 Broadway

Cincinnati, Ohio 45202

donald.wuebbling@wslife.com

513-629-1469 - Phone

513-629-1044 - Fax

For Touchstone Advisors, Inc.:

James H. Grifo

President

303 Broadway

Cincinnati, Ohio 45202

james.grifo@touchstoneinvestments.com

513-362-8292 – Phone